                                   CONFORMED


                                WORKING COPY OF




                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                            EXECUTIVE SEVERANCE PLAN



                       AS AMENDED THROUGH NINTH AMENDMENT
                          EFFECTIVE  SEPTEMBER 5, 1997

Article I -- Purpose

         This Plan has been created to provide severance benefits to the designated officers and key employees of UTP in the event of the termination of their employment in conjunction with a Change of Control.

Article II -- Definitions

2.01     Allied - means Allied Corporation, a New York corporation.

2.02 Annual Incentive Compensation - means the lesser of (i) the last average percentage incentive compensation award for employees in the same salary grade, or (ii) the Participant's average percentage incentive compensation award in the last three incentive periods prior to the date of the event giving rise to salary and benefit continuation pursuant to Article IV of the Plan (or such lesser period as the Participant may have been employed prior to such date) times
         (iii) Base Salary. In determining such average percentages, annual incentive compensation awards by Allied or its subsidiaries shall be considered with respect to any period prior to the transaction described in the second paragraph of Section 2.04 hereof. Notwithstanding the foregoing, Annual Incentive Compensation with respect to a Participant to whom salary and benefit continuation is applicable following a Change of Control other than the transaction described in the second paragraph of Section 2.04 hereof shall mean the greater of (i) the Participant's target percentage incentive compensation award in effect immediately prior to such Change of Control, or (ii) the Participant's target percentage incentive compensation award in effect immediately prior to the date of the event giving rise to such salary and benefit continuation times (iii) Base Salary; provided, however, that if a Change of Control occurs after September 5, 1997, then solely for purposes of determining the amount of any payment of Annual Incentive Compensation with respect to any such Participant that is to be made in accordance with this Plan in January of the year following the Change of Control, Annual Incentive Compensation shall not be less than the incentive compensation award that would be applicable to such Participant for the year in which a Change of Control occurs with such award being determined at the time of the Change of Control and based upon the levels of objectives achieved by the Company at the time of the Change of Control.

2.03 Base Salary - means the annual salary of a Participant on the Effective Date of the Plan or such higher annual amount that may result from approved salary increases (without giving effect to salary decreases, if any) following the Effective Date but prior to the date of the event giving rise to salary and benefit continuation pursuant to Article IV of the Plan.

 2.04 Change of Control - means the sale of the majority of the stock or business assets of UTP; or one or more of the principal subsidiaries of UTP.

         Specifically, Change of Control shall also include the closing of the transaction described in that Stock Acquisition Agreement dated April 19, 1985, pursuant to which Petroleum Associates, L.P., a limited partnership of which Kohlberg Kravis Roberts & Co. or its affiliate is a general partner, directly or indirectly acquires an equity interest in UTP.

         Change of Control shall also include a change of ownership not described in the immediately preceding paragraph of this Section 2.04 that results in a significant reorganization of UTP within ninety (90) days of the change of ownership. Further, the Change of Control described in this paragraph shall be deemed to have occurred only for those Participants whose employment is not continued as a direct result of the reorganization.

2.05 Code - means the Internal Revenue Code of 1986, as amended from time to time.

2.06     Effective Date - means March 1, 1985.

2.07 Gross Cause - means fraud, misappropriation of company property or intentional misconduct damaging to such property or business of UTP, or the commission of a crime.

2.08 Participant - means an employee of UTP listed in Appendix A, and any other officer or key employee of UTP who has been designated as a Participant in the Plan by action of the Board of Directors of UTP.

2.09 Plan - means the Union Texas Petroleum Holdings, Inc. Executive Severance Plan.

2.10 Plan Administrator - means the individual or committee designated by the Board of Directors of UTP to administer the terms and conditions of the Plan.

2.11 Plan Sponsor - means UTP. In the event of a Change of Control, any successor to UTP (or a principal subsidiary) shall become a Plan Sponsor.

2.12     Protected Period - means each of any of the following periods:

         (i)     the period ending March 31, 1999; and

         (ii) the period beginning with the date of any Change of Control that occurs after March 31, 1991 and ending twenty-four (24) months after the date of such Change of Control."

2.13 UTP - means Union Texas Petroleum Holdings, Inc. Its principal subsidiaries are Union Texas Petroleum Corporation, Union Texas Products Corporation, and Union Texas Properties Corporation. Texgas Corporation is not a principal subsidiary.

Article III -- Participation

         Employees listed in Appendix A shall be Participants in the Plan. Prior to a Change of Control, any other employee who is either an officer of UTP, is in salary grade 17 and above, or reports directly to the Chairman of the Board and Chief Executive Officer of UTP may be designated as a Participant in the Plan by the Board of Directors of UTP. The benefits provided under the Plan are limited solely to Participants.

Article IV -- Benefits

4.01     Eligibility for Salary and Benefit Continuation

         In the event of a Change of Control, salary and benefit continuation shall be provided to Participants who have not voluntarily terminated their employment prior to, coincident with or following such Change of Control, if:

         A) A Participant is not offered continued employment by UTP or a successor coincident with the Change of Control; or

         B) A Participant accepting or continuing employment with UTP or a successor following a Change of Control is terminated, other than for Gross Cause, within the Protected Period. For purposes of this paragraph B, if at any time during the Protected Period a Participant is offered continued employment
                 (1) at less than one hundred percent (100%) of Base Salary and comparable target incentive opportunity (comparable to that applicable to him immediately prior to such offer of continued employment), other than any such offer that is made pursuant to a program of compensation reduction that is generally and similarly applicable to substantially all of the management employees of UTP and that is made due to material financial hardship of UTP, as reasonably determined by the Board of Directors of UTP, or (2) at a location which is in excess of thirty (30) miles from the Participant's current work site, and such Participant refuses such offer of continued employment or relocation, such Participant shall be deemed to have been terminated (involuntarily), other than for Gross Cause.

         Notwithstanding the foregoing, in the event of the sale of any facility, line of business or subsidiary of UTP or its subsidiaries or spinoff of a subsidiary of UTP or its subsidiaries at any time (whether before or after a Change of Control and without regard to whether such sale or spinoff does nor does not constitute a Change of Control), a Participant who receives a Comparable Offer of Employment (as hereinafter defined) with the purchaser (or its affiliates) of such facility, line of business or subsidiary or with such spinoff subsidiary or who accepts employment (without regard to the terms of such employment) with the purchaser (or its affiliates) of such facility, line of business or subsidiary or with such spinoff subsidiary in connection with the sale or spinoff shall not be considered to have been involuntarily terminated, and salary and benefit continuation shall not be provided to such Participant. A "Comparable Offer of Employment" is an offer of employment which provides for (1) at least 100% of Base Salary, (2) comparable target incentive opportunity (comparable to that applicable to the Participant immediately prior to such offer of employment), (3) a work site location not in excess of thirty miles from the Participant's current work site, and (4) protection under a severance program of the purchaser or spinoff subsidiary to the effect that if a Participant is involuntarily terminated other than for gross cause within twelve months after the date of sale or spinoff, such Participant shall be entitled to salary and incentive compensation continuation in the amounts and for the length of time to which such Participant would have been entitled under this Plan if he had been involuntarily terminated, other than for Gross Cause, on the day before the sale or spinoff. In the event of the sale of any facility, line of business or subsidiary of UTP or its subsidiaries or spinoff of a subsidiary of UTP or its subsidiaries at any time (whether before or after a Change of Control and without regard to whether such sale or spinoff does or does not constitute a Change of Control), a Participant who is employed by UTP or its subsidiaries or successor at the closing of the sale or spinoff, who does not accept employment with the purchaser (or its affiliates) of such facility, line of business or subsidiary or with such spinoff subsidiary in connection with the sale or spinoff, and who subsequently accepts employment (without regard to the terms of such employment) with such purchaser (or its affiliates) or spinoff subsidiary within six months after the closing of the sale or spinoff shall not be eligible to receive any salary and benefit continuation from and after the date such Participant begins employment with such purchaser or its affiliates or such spinoff subsidiary (whether or not such Participant had previously become entitled to salary and benefit continuation pursuant to the Plan on or after such closing). If such Participant has become entitled to and been paid a lump sum payment for salary continuation pursuant to the Plan, such Participant shall be obligated to repay to UTP or its successor a portion of such lump sum payment equal to the amount of the lump sum payment multiplied by a fraction, the numerator of which is the remaining months left in the salary continuation period for which the lump sum payment was made and the denominator of which is the total number of months in the salary continuation period for which the lump sum payment was made.

4.02     Salary and Benefit Continuation

         A) Salary Continuation - A Participant shall receive Base Salary, paid monthly, and an Annual Incentive Compensation, paid annually, for a period not less than twenty-four (24) nor greater than thirty-six (36) months, as specified in Appendix A or by the Board of Directors of UTP at the time the officer or key employee is designated as a Participant; provided, however, in the event of a Change of Control that occurs after September 5, 1997, a Participant shall receive Base Salary, paid monthly, and an Annual Incentive Compensation, paid annually, for a period of thirty-six (36) months. In this connection, Annual Incentive Compensation shall be paid during each January that occurs after a Participant's termination and before the end of the period of Salary Continuation, and a final payment with respect to such Annual Incentive Compensation shall be made in the January next following the end of the period of Salary Continuation, which final payment shall be a fraction of the Annual

                 Incentive Compensation, the numerator of which is the number of months between the beginning of the calendar year in which ends the period of Salary Continuation and the end of the period of Salary Continuation and the denominator of which is twelve.

         B) Benefit Continuation - For the period of Salary Continuation, UTP or its successor will continue the Participant's basic life and medical insurance (including qualified dependents), at the active employee coverage level and prevailing employee contribution rate, if any. Provided, however, that such level of continued benefits shall not exceed the level of benefits in effect on the date of the event giving rise to such Benefit Continuation, and that such continued insurance coverage will cease on the date similar coverage is provided the Participant by a subsequent employer.

         C) Pension Service Continuation - Under the terms of the qualified pension plan covering Participant, the months of Salary Continuation for such Participant shall be recognized or if not permissible under such qualified pension plan comparable service shall be recognized under a non-qualified plan covering Participant.

         D) Savings Plan Match - In the event of a Change of Control that occurs after September 5, 1997, a participant shall receive an amount equal to 24% of his Base Salary paid in a lump sum within thirty days following the termination of employment that entitles a Participant to benefits under the Plan.

         E) Outplacement Services - A Participant who becomes entitled to benefits under the Plan shall be entitled to receive Executive Outplacement Services in accordance with the Company's past practice for such outplacement services.

         F) Tax Gross-Up - If it shall be determined that any payment to or for the benefit of a Participant pursuant to Sections 4.02(A) - (E) of the Plan or under any other plan or program of the Company (collectively, the "payments") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by a Participant with respect to such excise tax (such excise tax together with any such interest and penalties, the "Excise Tax"), such Participant shall receive an additional lump such cash payment (a "Gross-Up Payment") such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Participant will retain an amount of the Gross-Up Payment equal to the Excise Tax on the payments.

4.03 Benefit Limitations - Except as provided in other plans, the amount of any similar benefits under other severance plans sponsored by UTP for which the Participant may be eligible shall be offset and reduced by the amount provided the Participant under this Plan regardless of whether the payments under this Plan are made at a later date than payments under a similar plan would have been made. Payments under this Plan shall not continue past the month in which the Participant attains age sixty-five (65).

4.04 Termination of Employment - Nothing contained in this Plan prohibits or restricts in any way the right of UTP or any Participant to terminate or refuse employment at any time for any reason whatsoever, with or without cause.

4.05 Special Provisions for a Change of Control After July 25, 1991 - In the event of a Change of Control that occurs after July 25, 1991, the following special provisions shall be applicable (and, specifically, the second sentence of Section 4.01(B) shall thereupon become inoperative and inapplicable). References in this section to a Change of Control shall mean a Change of Control that occurs after July 25, 1991 but shall not include the sale of a principal subsidiary of UTP unless the sale of such principal subsidiary constitutes the sale of a majority of the business assets of UTP.

         A) A Participant who terminates employment after a Change of Control and during the Protected Period for Good Reason as hereinafter defined shall be deemed to be involuntarily terminated, other than for Gross Cause. "Good Reason" means one or more of the following:

                 (1) a material change in the Participant's duties, authority or responsibilities as they existed immediately preceding a Change of Control;

                 (2) any Significant Reduction in Base Salary of the Participant from that applicable immediately prior to the Change of Control;

                 (3) any Significant Reduction in annual incentive compensation for the Participant from that applicable immediately prior to the Change of Control;

                 (4) any Significant Reduction in benefit coverage for the Participant from that applicable under UTP's medical plan for active employees immediately prior to the Change of Control or any Significant Increase in premiums to be paid by the Participant for such benefits from those applicable immediately prior to the Change of Control;

                 (5) any Significant Reduction in the rate of UTP's contribution to the Union Texas Petroleum Savings Plan for Salaried Employees or benefit accruals under the Union Texas Petroleum Salaried Employees' Pension Plan from those applicable immediately prior to the Change of Control;

                 (6) any Significant Reduction in the benefit coverage available to the Participant under the UTP long-term disability plan or the UTP life insurance benefits from those applicable immediately prior to the Change of Control or any Significant Increase in premiums to be paid by the Participant for such benefits from those applicable immediately prior to the Change of Control;

                 (7) any geographic relocation of the Participant's work site location to a new location in excess of thirty miles from the location of the Participant's work site location immediately prior to the Change of Control;

                 (8) any action by UTP or its subsidiaries that under applicable law constitutes constructive discharge.

                 Notwithstanding the foregoing, during the ninety day period beginning on the date of the Change of Control, a Participant may not terminate employment for Good Reason based solely on a circumstance described in (A)(1) above; however, a Participant may terminate employment for Good Reason after such ninety day period and during the Protected Period based (solely or otherwise) on a circumstance described in (A)(1) above that occurred during such ninety day period. For purposes of this section, the term "Significant Reduction" shall mean a reduction or series of reductions with respect to the same form of benefit or remuneration which are greater than 10% or which do not affect all persons covered by the plan or program in question. For purposes of this section, the term "Significant Increase" shall mean an increase or a series of increases in the Participant's percentage of total premiums for a benefit which are greater than 10% or which do not affect all persons covered by the plan or program in question.

         B) The benefits which are determined to be payable to a Participant pursuant to Section 4.02(A) on or after a Change of Control shall be paid in a lump sum within thirty days following the later of the Change of Control or a termination of employment that entitles a Participant to benefits under this Plan. If a termination of employment which entitles a Participant to receive benefits under this Plan occurred prior to a Change of Control, the remaining benefits payable to a Participant pursuant to Section 4.02(A) shall be commuted and paid in a lump sum at the Change of Control. It is specifically provided that any lump sum payment described in this Section 4.05(B) shall equal the total payments to be made or remaining to be made to a Participant pursuant to Section 4.02(A) without any reduction for the acceleration of such payments. If a Participant becomes entitled to a lump sum payment pursuant to this Section, such Participant shall continue to be entitled to benefit continuation provided for by Section 4.02(B) for the period that salary continuation would have been paid pursuant to Section 4.02(A) if such lump sum payment had not been made.

Article V - Administration

5.01 Plan Administrator - The Board of Directors of UTP shall name a Plan Administrator. Such Plan Administrator shall serve at the convenience of the Board of Directors and shall serve without compensation. The Plan Administrator shall keep such records as necessary for the proper administration of the Plan and shall report to the Board of Directors at such time or times as the Board of Directors shall designate.

5.02 Benefit Determination - The Plan Administrator shall determine the amount and timing of any benefit paid under the Plan. The Plan Administrator shall rely on the records of UTP in determining any Participant's eligibility for and amount of benefit under the Plan.
         In the event that the Plan Administrator's reliance on the records of UTP causes a benefit to be over or under paid, the Plan Administrator shall adjust future payments to be increased or decreased as required. If such future payments are insufficient to recover any overpayment to a Participant, the Plan Administrator shall withhold any payments then due a Participant and take any action deemed appropriate to recover the balance of the overpayment. In the event of the death of a Participant while payments to such Participant continue, the balance of payments will be made to the Participant's spouse or in the absence of a spouse, to the estate of the Participant.

5.03 Benefit Appeals - The Plan Administrator shall establish an appeals procedure as defined by U. S. Department of Labor regulations. Such procedures will provide that the Participant has sixty (60) days upon receipt of any benefits or denial of benefits to file an appeal with the Plan Administrator. The Plan Administrator must respond within sixty (60) days of receiving the appeal, in writing specifically identifying those Plan provisions on which the benefit denial was based and indicating what information the Participant must supply in order to perfect a claim for benefits.

5.04 Indemnification - If litigation shall be brought to enforce or interpret any provision of the Plan, UTP shall pay and indemnify the Participant against, to the fullest extent permitted by law, the Participant's reasonable attorney's fees and other disbursements incurred in such litigation (regardless of the outcome thereof). This
         Section 5.04 shall be applicable only from and after a Change of Control other than the transaction described in the second paragraph of Section 2.04 hereof.

Article VI - Amendment and Termination

6.01 Plan Amendments - The Board of Directors of UTP reserves the right to amend the Plan from time to time. However, no amendment shall reduce any benefit being paid or then payable to a Participant.

         In the event of a Change of Control, during the Protected Period no amendment to the Plan may be made if such amendment would reduce the benefits provided by the Plan or alter in any manner the rights of the Participants.

6.02 Plan Termination - The Board of Directors of UTP reserves the right to terminate the Plan. However, no Plan termination shall be permitted within one hundred eighty (180) days preceding a Change of Control or during the Protected Period.

         Such termination shall not adversely affect the rights of Participants already receiving benefits under the Plan at the time of Plan termination.

                                   APPENDIX A
                                       TO
                            EXECUTIVE SEVERANCE PLAN

                             AS OF FEBRUARY 4, 1998


Whitmire, J. L. - Chairman and Chief Executive Officer (36 months)
Krips, W. M. - Senior Vice President (36 months)
Peabody, A. W. - Senior Vice President (36 months)
Crain, Jr., A. R. - Vice President and General Counsel (24 months) Cunningham, R. A. - Regional Vice President (24 months)
Kalmbach, L. D. - Vice President and Chief Financial Officer (24 months) Knight, J. E. - Regional Vice President (24 months)
Markowitz, M. N. - Vice President and Treasurer (24 months)
McMullan, D. M. - Vice President and Controller (24 months)
Pierce, R. W. - Vice President Exploration (24 months)
Wilson, III, N. W. - Regional Vice President (24 months)
Zimmerman, J. M. - Vice President Investor Relations (24 months)
Cox, C. L. - Director Corporate Communications (24 months)
Dimick, M. C. - Director Human Resources (24 months)
Frazier, R. J. - General Manager Petrochemical Field Operations (24 months) Hoffman, A. G. - President Union Texas Pakistan (24 months)
Kennedy, J. E. - Managing Director UTPL (24 months)
Latch, C. W. - General Manager Union Texas Venezuela (24 months)
C. del Solar - President Union Texas Zulia, Inc. (24 months)

Change-In-Control

In the event of a change-in-control after September 5, 1997, the above named participants shall be eligible for 36 months of salary continuation.